Press
Release

Contact:           Linda Crisp, Vice President
lcrisp@ctlc.com
Phone:             (386) 944-5632
Facsimile:         (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

DAYTONA BEACH, FLORIDA, April 16, 2012…Consolidated-Tomoka Land Co., (NYSE Amex-CTO) is pleased to announce that Mark E. Patten has been named Senior Vice President and Chief Financial Officer of the Company, effective April 16, 2012. John P. Albright, President and Chief Executive Officer of the Company, stated, “We are pleased to have Mark join our Company and look forward to utilizing his extensive experience and capabilities as we grow Consolidated Tomoka.”

Mr. Patten was most recently Executive Vice President and Chief Financial Officer of SolarBlue LLC, a developer of alternative energy solutions located in Orlando, Florida. Prior to that, he was Executive Vice President and Chief Financial Officer of Legacy Healthcare Properties Trust Inc. and Simply Self Storage.  Prior to those positions, he served as Senior Vice President and Chief Accounting Officer of CNL Hotels & Resorts, Inc., a $7.7 billion lodging REIT. Mark began his career at KPMG where he spent twelve years  and was named a partner in 1997.  His experience involves various aspects of finance, accounting, real estate development and operations, financial and SEC reporting, and treasury management.

Mr. Patten graduated from the University of Florida with a BS in Accounting.

Mr. Patten noted, “I’m very pleased to join John and his team at Consolidated Tomoka during this exciting time in the Company’s history, and I look forward to helping the Company move forward in its new strategic direction, building on its long history and extensive asset base to increase long-term shareholder value.”

Bruce W. Teeters, who has been the Company’s Senior Vice President-Finance, Treasurer, and Chief Financial Officer, will now be the Senior Vice President of Real Estate Operations.  Mr. Teeters, who has been dividing his time between finance and real estate operations, will now focus his full attention on the Company's real estate operations in the Daytona Beach area.

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area as well as a portfolio of income properties in diversified markets. Visit our website at www.ctlc.com.
"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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